EXHIBIT 99.1

                   VSE REPORTS FIRST QUARTER 2008 RESULTS

                  Revenues Increase 56%, Net Income Up 32%

       Alexandria, Virginia, April 29, 2008 - VSE Corporation (NASDAQ Global
Market: VSEC) reported consolidated financial results for the three months ended March 31, 2008 and 2007, as follows:


VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
--------------------------------------------------------------------------------
                                                    Three months ended March 31,
                                                          2008         2007
                                                          ----         ----
Contract revenues  . . . . . . . . . . . . . . . . .  $ 188,723    $ 120,689
Contract costs . . . . . . . . . . . . . . . . . . .    182,559      116,248
                                                      ---------    ---------
Gross profit . . . . . . . . . . . . . . . . . . . .      6,164        4,441
Selling, general and administrative expenses . . . .        420          151
Interest income, net . . . . . . . . . . . . . . . .       (147)        (116)
                                                      ---------    ---------
Income before income taxes . . . . . . . . . . . . .      5,891        4,406
Provision for income taxes . . . . . . . . . . . . .      2,293        1,677
                                                      ---------    ---------
Net income . . . . . . . . . . . . . . . . . . . . .  $   3,598    $   2,729
                                                      =========    =========


Basic earnings per share . . . . . . . . . . . . . .  $    0.71    $    0.57
                                                      =========    =========
Basic weighted average shares outstanding             5,058,784    4,807,424
                                                      =========    =========

Diluted earnings per share . . . . . . . . . . . . .  $    0.71    $    0.56
                                                      =========    =========
Diluted weighted average shares outstanding           5,086,670    4,889,534
                                                      =========    =========

Dividends declared per share                          $    0.04    $   0.035
                                                      =========    =========

Financial Results

       Commenting on the financial results, Executive Chairman of the Board Don Ervine said, "The primary reasons for the increase in VSE revenues during the first quarter of 2008 compared to the same quarter of 2007 are increased revenues from the Army Equipment Support program and other tasks ordered under our Rapid Response contract and revenues from our subsidiary ICRC, which we acquired in the second quarter of 2007.

       "Net income for the first quarter of 2008 increased compared to the first quarter of 2007 primarily due to profits from the inclusion of the revenues of ICRC and the increase in revenues on the Army Equipment Support program and other tasks ordered under the Rapid Response contract.

      "Bookings for the most recent quarter were strong at approximately
$350 million compared to quarterly revenues of approximately $189 million, resulting in a funded backlog of approximately $570 million at March 31, 2008. This compares favorably to a funded backlog of approximately
$408 million at December 31, 2007, and approximately $384 million at March 31, 2007."

                                      -more-


        "These indicators, as well as the announcements earlier this month of a new U.S. Army Reserve equipment support contract award and our recent acquisition of G&B Solutions, Inc. are positive for our continued growth during 2008. We look forward to reporting our progress as the year proceeds."

	VSE's Board of Directors appointed Maurice A. Gauthier Chief Executive Officer, President and Chief Operating Officer of the corporation, effective April 28, 2008. Mr. Gauthier will lead and manage the operations of VSE and its subsidiaries and divisions. He will also have responsibility for all aspects of VSE's customer relations, business development, management, communications, and employee recruitment and development. Don Ervine, who has stepped down from his positions as Chief Executive Officer, President and Chief Operating Officer will continue to advise the corporation as its Executive Chairman of the Board.

       VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and longer term business challenges and opportunities.

       VSE provides diversified services to the engineering, energy and environment, defense, homeland security, and law enforcement markets from locations across the United States and around the world. For more information on VSE business units, services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at (703) 317-5202.
Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

News Contact:  C. S. Weber, CAO, (703) 329-4770

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